EXHIBIT 16
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February 8, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Gentlemen:

We have read Item 4.01 of Network-1 Security Solutions, Inc.'s Form 8-K dated February 2, 2006, a copy of which the Registrant provided to us on February 8, 2006. We are in agreement with the statements regarding our firm in paragraph 1, sentence 1 and paragraph 2 of that item. We have no basis to agree or disagree with respect to any other information contained in Item 4.01. We did not conduct a review of the financial statements of Network-1 Security Solutions, Inc. for any period subsequent to September 30, 2005.


Very truly yours,


  /s/ Eisner LLP
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       Eisner LLP